                                                                      EXHIBIT 15

TXU US Holdings:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU US Holdings Company (US Holdings) (formerly known as TXU Electric Company) and subsidiaries for the period ended March 31, 2002, as indicated in our report dated May 9, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in US Holding's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference in Registration Statements No. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




Dallas, Texas
May 15, 2002